Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for 2023 and

Will Host Conference Call and Webcast on Friday, February 2, 2024

Burr Ridge, Illinois - (January 31, 2024)  BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) announced today that the Company recorded net income of $9.4 million and basic and diluted earnings per common share of $0.74 for the year ended December 31, 2023.   The Company recorded net income of $2.1 million and basic and diluted earnings per common share of $0.17 for the fourth quarter of 2023.

Total assets at December 31, 2023 were $1.487 billion, a decline of $88.1 million (5.6%) compared to December 31, 2022.  Cash and interest-bearing deposits were $178.5 million, an increase of $111.7 million (167.3%) compared to 2022.  Total net loans decreased by $176.0 million (14.3%) to $1.051 billion for the year ended 2023 due to business plan changes we implemented in 2023 focused on increasing liquidity, maintaining asset-liability flexibility and loan pricing discipline, and reducing credit risk to certain asset classes.  Total commercial loans and leases decreased by $159.7 million (28.9%) resulting from a $153.1 million (33.6%) decline in equipment finance portfolio balances and a $6.6 million (6.8%) decline in commercial finance loan balances.  Total multi-family residential and nonresidential real estate loans decreased by $11.6 million (1.8%). Our loan to deposit ratio was 83.3% as of December 31, 2023, compared to 89.2% as of December 31, 2022.

Total deposits decreased by $113.3 million (8.2%) in 2023 primarily due to a general decline in balances related to retail and commercial depositors’ use of funds and to a lesser extent, national and local competition for interest-bearing retail deposits by banks and credit unions. Core deposits represented 82.4% of total deposits, with noninterest-bearing demand deposits representing 20.7% of total deposits.  Commercial deposits were 21.2% of total deposits at December 31, 2023, consistent with 2022.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.54% as of December 31, 2023. Throughout 2023, the Company maintained its quarterly dividend rate at $0.10 per common share. The Company repurchased 266,716 common shares during 2023, which represented 2.1% of the common shares that were outstanding on December 31, 2022. The book value of the Company’s common shares increased from $11.90 per share at December 31, 2022 to $12.45 per share at December 31, 2023.

For the year ended December 31, 2023, interest income increased by $10.9 million (19.6%) due to our investment of scheduled loan and lease portfolio repayments into short-term liquidity investments and higher yields earned within the commercial loan portfolio.  Interest expense increased by $9.8 million (219.7%) due to higher rates paid on deposit accounts, as certain depositors managed their funds in a way that benefited from increases in short-term market interest rates.  Accordingly, the Company's net interest income before the provision for credit losses increased by $1.0 million (2.0%) in 2023.

Noninterest income decreased by $1.6 million primarily due to a $753,000 reduction in Bank-Owned Life Insurance revenues and death benefits and a $602,000 asset valuation reduction related to the closure of two branch office facilities. Trust Department income increased by $77,000 due to growth in assets under management during 2023.  Noninterest expense increased by $2.1 million primarily due to increases in compensation expenses, FDIC insurance expense related to higher uniform premium rates assessed on all insured depository institutions, and other expenses.

The ratio of nonperforming loans to total loans was 2.11% and the ratio of nonperforming assets to total assets was 1.69% at December 31, 2023 primarily due to two U.S. Government equipment finance transactions totaling 1.78% of total loans and 1.27% of total assets for which the government did not remit required payments and are now subject to a federal claims process.  The provision for credit losses - loans decreased by $1.4 million in 2023 primarily due to the decrease in loan portfolio balances during 2023 and the impact of the Current Expected Credit Loss accounting standard implemented in 2023.  Our allowance for credit losses increased to 0.79% of total loans at December 31, 2023, compared to 0.66% at December 31, 2022.

F. Morgan Gasior, the Chairman and CEO of the Company, said: “The Company ended 2023 in good financial and operational condition.  Our asset-liability management strategies enabled us to strengthen liquidity and improve interest income in a highly uncertain environment.  In turn, the improvement in interest income enabled us to improve net interest income despite a significant increase in deposit interest expense due to sharply rising market interest rates.  To ensure appropriate liquidity, reduce risk exposures and maintain asset-liability flexibility in a rising rate environment, we reduced commercial credit originations in our equipment finance and commercial real estate portfolios, which provided liquidity to fund the reduction in total deposits and increases in short-term investments. These actions resulted in strong liquidity and capital ratios as of December 31, 2023.  The reduction in loan balances and the unexpected developments in our government equipment finance portfolio reduced the earnings benefits from our asset-liability management actions. We expect our Commercial Finance, Commercial Equipment Finance and Treasury Services originations capabilities will contribute to earnings improvements and to loan portfolio diversity in 2024.  We remain committed to delivering strong financial results and contributions to our shareholders and communities.”

The Company's Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review fourth quarter 2023 results in a conference call and webcast for stockholders and analysts on Friday, February 2, 2024 at 9:30 a.m. Chicago, Illinois Time.  All participants will need to register for the conference call using the conferencing link below.  We will also publish the conferencing link on our website.  Participant registration URL:  https://register.vevent.com/register/BI0b6c092b40134a41a155b5c2d186393a

This link will take participants to the online registration form.  On the day of the call participants will have their choice of options: dial-in to the call with the number and unique passcode provided OR select the dial-out “Call Me” option to connect their phone instantly.  Participants can join via desktop, tablet or phone.

For those unable to participate in the conference call, the webcast will be archived through Friday, February 23, 2024 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877